
<ARTICLE> 5
<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE
CONDENSED CONSOLIDATED BALANCE SHEET AS OF APRIL 13, 1996, THE CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS FOR THE 24 WEEKS ENDED APRIL 13, 1996,
AND THE CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE 24 WEEKS ENDED
APRIL 13, 1996, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH
FINANCIAL STATEMENTS.
</LEGEND>
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   OTHER
<FISCAL-YEAR-END>                          NOV-02-1996
<PERIOD-START>                             OCT-29-1995
<PERIOD-END>                               APR-13-1996
<CASH>                                            4433
<SECURITIES>                                         0
<RECEIVABLES>                                    50330
<ALLOWANCES>                                       796
<INVENTORY>                                          0
<CURRENT-ASSETS>                                 63586
<PP&E>                                           32568
<DEPRECIATION>                                   14655
<TOTAL-ASSETS>                                   94208
<CURRENT-LIABILITIES>                            46260
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                            50
<OTHER-SE>                                       36120<F1><F2><F3><F4>
<TOTAL-LIABILITY-AND-EQUITY>                     94208
<SALES>                                         193365
<TOTAL-REVENUES>                                194965
<CGS>                                           152313
<TOTAL-COSTS>                                   189652
<OTHER-EXPENSES>                                  (98)
<LOSS-PROVISION>                                   164
<INTEREST-EXPENSE>                                 762
<INCOME-PRETAX>                                   4649
<INCOME-TAX>                                       264<F1><F2><F3><F4>
<INCOME-CONTINUING>                               4385<F1><F2><F3><F4>
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                      4385<F1><F2><F3><F4>
<EPS-PRIMARY>                                        0<F1><F2><F3><F4>
<EPS-DILUTED>                                        0

<F1>ON MAY 3, 1996, THE COMPANY COMPLETED AN INITIAL PUBLIC OFFERING OF
2,300,000 SHARES OF COMMON STOCK AT $14.00 PER SHARE (THE OFFERING) OF WHICH 1,500,000 SHARES WERE SOLD BY THE COMPANY AND 800,000 SHARES WERE SOLD BY CERTAIN OF THE COMPANY'S STOCKHOLDERS. PRIOR TO THE OFFERING, THERE WAS NO PUBLIC MARKET FOR THE COMPANY'S COMMON STOCK. THE COMMON STOCK IS TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "WSTF".

THE NET PROCEEDS TO THE COMPANY FROM THE SALE OF THE 1,500,000 SHARES OF COMMON STOCK, AFTER DEDUCTION OF ASSOCIATED EXPENSES, WERE APPROXIMATELY $19,000. A PORTION OF THE NET PROCEEDS WAS USED TO REPAY $13,800 OUTSTANDING UNDER THE COMPANY'S REVOLVING CREDIT FACILITY, WITH THE REMAINING BALANCE RESERVED FOR FURTHER DEBT REDUCTION OR FOR WORKING CAPITAL AND OTHER GENERAL CORPORATE USE. THE COMPANY DID NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE SHARES OF COMMON STOCK OFFERED BY THE STOCKHOLDERS.

CONCURRENT WITH THE OFFERING, THE COMPANY EFFECTED A 1,542.01 FOR 1 STOCK SPLIT, ESTABLISHED A PAR VALUE OF $0.01 PER SHARE AND INCREASED THE AUTHORIZED SHARES TO 25,000,000. THE COMPANY ALSO ISSUED 202,857 SHARES VALUED AT $2,800 TO THE COMPANY'S PRINCIPAL STOCKHOLDER IN EXCHANGE FOR THE CONTRIBUTION OF HIS MINORITY INTERESTS IN EACH OF THE COMPANY'S FOREIGN AND DOMESTIC SUBSIDIARIES AND THE CAPITAL STOCK OF THE NORWEGIAN BRANCH. IN ADDITION, THE COMPANY ESTABLISHED A PREFERRED STOCK SERIES, $0.01 PAR VALUE PER SHARE AND
AUTHORIZED 1,000,000 SHARES.  NO SHARES OF THE PREFERRED STOCK ARE OUTSTANDING.

THE EFFECT OF THE OFFERING ON THE COMPANY'S CAPITAL STRUCTURE WAS TO INCREASE COMMON STOCK BY $53 (10,338,116 SHARES ISSUED AND OUTSTANDING) AND TO INCREASE ADDITIONAL PAID-IN CAPITAL BY APPROXIMATELY $18,952.

<F2>ON APRIL 30, 1996, AND IN CONJUNCTION WITH THE OFFERING, THE COMPANY ELECTED TO
TERMINATE ITS S CORPORATION STATUS.  IN CONNECTION WITH THE TERMINATION, THE
COMPANY IS REQUIRED BY THE INTERNAL REVENUE SERVICE CODE TO CHANGE ITS METHOD
OF ACCOUNTING FOR INCOME TAX REPORTING PURPOSES FROM THE CASH BASIS TO THE
ACCRUAL BASIS.  THE TERMINATION WILL RESULT IN A NON-RECURRING NET CHARGE TO
EARNINGS IN THE THIRD QUARTER OF FISCAL 1996.  THIS CHARGE IS DUE PRIMARILY TO
TEMPORARY DIFFERENCES RESULTING FROM THE COMPANY'S HISTORICAL USE OF THE CASH
METHOD OF ACCOUNTING FOR INCOME TAX PURPOSES AND WILL BE REFLECTED THROUGH AN
INCREASE IN CURRENT AND DEFERRED INCOME TAX LIABILITIES, PARTIALLY OFFSET BY AN
INCREASE IN THE COMPANY'S DEFERRED TAX ASSETS.  THE ACTUAL CURRENT AND DEFERRED
INCOME TAX ASSETS AND LIABILITIES AND THE RELATED INCOME TAX PROVISION WILL BE
RECORDED IN THE THIRD QUARTER OF FISCAL 1996, BASED ON TEMPORARY DIFFERENCES AS
OF APRIL 30, 1996, THE EFFECTIVE DATE OF THE TERMINATION.  THE COMPANY HAS NOT
YET FINALIZED ITS DETAILED CALCULATION OF THE CURRENT AND DEFERRED INCOME TAX
ASSETS AND LIABILITIES AND THE RELATED INCOME TAX PROVISION; HOWEVER, THE
COMPANY CURRENTLY ESTIMATES THAT THE NET CHARGE TO EARNINGS WILL BE
APPROXIMATELY $7,500 CONSISTING OF A $12,500 INCOME TAX LIABILITY PARTIALLY
OFFSET BY $5,000 OF DEFERRED TAX ASSETS.  THESE AMOUNTS MAY BE SUBJECT TO
CHANGE PENDING COMPLETION OF THE ACTUAL CALCULATION OF THE CURRENT AND DEFERRED
INCOME TAX ASSETS AND LIABILITIES AND THE RELATED INCOME TAX PROVISION.  THE
INCOME TAX LIABILITY WILL BE PAYABLE IN QUARTERLY INSTALLMENTS DUE OVER FOUR
YEARS.  THE INITIAL QUARTERLY INSTALLMENT RELATING TO SUCH ESTIMATED TAX
LIABILITY IS DUE ON JULY 15, 1996.

<F3>THE COMPUTATION OF PRO FORMA NET INCOME PER COMMON SHARE REPRESENTS INCOME
BEFORE INCOME TAXES AFTER A PRO FORMA PROVISION FOR FEDERAL AND STATE INCOME TAXES AS IF THE COMPANY HAD BEEN SUBJECT TO FEDERAL AND STATE INCOME TAXATION AS A C CORPORATION DURING EACH OF THE PERIODS PRESENTED, DIVIDED BY THE PRO FORMA WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING DURING THE PERIOD. THE PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING GIVES EFFECT TO THE COMMON STOCK SPLIT AND THE ADDITIONAL SHARES ISSUED TO THE PRINCIPAL STOCKHOLDER. HISTORICAL NET INCOME PER SHARE IS NOT PRESENTED IN VIEW OF PRIOR PERIOD S CORPORATION STATUS.

<F4>PRIOR TO CONSUMMATION OF THE OFFERING, THE COMPANY DECLARED A DIVIDEND
PAYABLE TO ITS CURRENT STOCKHOLDERS CONSISTING OF ALL OF THE REMAINING UNDISTRIBUTED EARNINGS OF THE COMPANY ACCUMULATED FROM NOVEMBER 1, 1987 TO
APRIL 30, 1996, THE EFFECTIVE DATE OF THE COMPANY'S S CORPORATION TERMINATION, WHICH WERE SUBJECT TO TAXATION AT THE STOCKHOLDER LEVEL. THE COMPANY HAS NOT YET FINALIZED ITS DETAILED CALCULATION OF THE UNDISTRIBUTED EARNINGS OF THE COMPANY FROM NOVEMBER 1, 1987 TO APRIL 30, 1996. THE COMPANY CURRENTLY ESTIMATES THAT THE UNDISTRIBUTED EARNINGS WILL BE APPROXIMATELY $9,000; HOWEVER, THIS AMOUNT IS SUBJECT TO CHANGE PENDING COMPLETION OF THE ACTUAL CALCULATION. THE COMPANY HAS ENTERED INTO AN AGREEMENT WHICH LIMITS THE S CORPORATION DISTRIBUTION TO $5,000. THE DIFFERENCE BETWEEN THE ACTUAL DISTRIBUTION OF $5,000 AND THE UNDISTRIBUTED EARNINGS WILL BE RECLASSIFIED FOR FINANCIAL REPORTING PURPOSES FROM RETAINED EARNINGS TO ADDITIONAL PAID-IN-CAPITAL IN THE THIRD FISCAL QUARTER OF 1996. THE DISTRIBUTION WILL BE PAID IN QUARTERLY INSTALLMENTS OVER A ONE-YEAR PERIOD.

